Exhibit 99.1

For Immediate Release

EnergySolutions Announces the Passing of

Board Member Dr. E. Gail de Planque

Salt Lake City, Utah, — September 24, 2010 — EnergySolutions, Inc. (NYSE: ES) President and CEO, Val Christensen, announced today the passing of EnergySolutions Board of Director Dr. E. Gail de Planque.

Dr. de Planque served as Chair of the Nominating & Corporate Governance Committee of the EnergySolutions Board and has also served on the Audit Committee and Compensation Committee.

“We are heartbroken,” said Christensen.  “She has been a friend, counselor and advisor on the board the entire time EnergySolutions has been a public company.  She was an inspiration to all of us as she continued to serve faithfully throughout her illness and we will all miss her dearly.”

Dr. de Planque earned a PhD in Environmental Health Sciences from New York University and a Masters in Science degree in Physics from New Jersey Institute of Technology.   Her extensive government experience included service as a Commissioner with the U.S. Nuclear Regulatory Commission from 1991 to 1995.  In addition, she had a wide range of experience advising the nuclear energy industry and served on numerous boards of directors and many organizations benefited from her sage counsel.  Dr. de Planque was elected to the National Academy of Engineering in 1995. Election to membership is one of the highest professional honors accorded an engineer.

EnergySolutions has not yet replaced the vacancy resulting from Dr. de Planque’s passing.

EnergySolutions offers customers a full range of integrated services and solutions, including nuclear operations, characterization, decommissioning, decontamination, site closure, transportation, nuclear materials management, processing, recycling, and disposition of nuclear waste, and research and engineering services across the nuclear fuel cycle.

For more information please contact Mark Walker at 801-649-2194 or mwalker@energysolutions.com.